Exhibit 99
Form 10-Q
December 31, 2000


                                                       NATIONAL FUEL GAS
                                               CONSOLIDATED STATEMENT OF INCOME
                                                         (UNAUDITED)


                                                   Twelve Months Ended
                                                        December 31,
                                                   --------------------

                                                   2000            1999
(Thousands of Dollars)

INCOME
Operating Revenues                                $1,607,750      $1,299,883
                                                  ----------      ----------

Operating Expenses
  Purchased Gas                                      648,607         423,009
  Fuel Used in Heat and Electric Generation           53,178          53,594
  Operation                                          346,120         305,064
  Maintenance                                         23,262          23,453
  Property, Franchise and Other Taxes                 77,540          91,932
  Depreciation, Depletion and Amortization           147,202         128,754
  Income Taxes - Net                                  88,689          68,667
                                                  ----------      ----------
                                                   1,384,598       1,094,473
                                                  ----------      ----------

Operating Income                                     223,152         205,410
Other Income                                          17,401           8,773
                                                  ----------      ----------
Income Before Interest Charges and
  Minority Interest in Foreign Subsidiary            240,553         214,183
                                                  ----------      ----------

Interest Charges
  Interest on Long-Term Debt                          69,658          64,706
  Other Interest                                      34,584          25,528
                                                  ----------      ----------
                                                     104,242          90,234
                                                  ----------      ----------
Minority Interest in Foreign Subsidiary                 (989)         (1,663)
                                                  ----------      ----------

Net Income Available for Common Stock             $  135,322      $  122,286
                                                  ==========      ==========

Basic Earnings Per Common Share:                  $     3.45      $     3.15
                                                  ==========      ==========

Diluted Earnings Per Common Share:                $     3.40      $     3.12
                                                  ==========      ==========

Weighted Average Common Shares Outstanding

    Used in Basic Calculation                     39,239,751      38,763,563
                                                  ==========      ==========
    Used in Diluted Calculation                   39,782,393      39,152,655
                                                  ==========      ==========